SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report January 30, 2003
( Date of Earliest event reported)

FIRST NORTHERN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	000-30707	68-0450397
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

First Northern Community Bancorp 195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

(707) 678-3041
(Registrant’s telephone number, including area code)

Item 5. Other Events

Press release on the following article:

Contact: Owen J. Onsum President & CEO FIRST NORTHERN COMMUNITY BANCORP & FIRST NORTHERN BANK P.O. Box 547, Dixon, California (707) 678-3041	January 30, 2003

First Northern Community Bancorp Posts Record Earnings in 2002
Fourth Quarter Report

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for year-end 2002. Net income as of December 31, 2002 was $5,718,000, up 7.30% from the $5,329,000 reported in 2001. The annual diluted earnings per share of $1.59 was up 10.42%, compared to $1.44 per share earned in 2001. Return on Average Assets was 1.25%, down from 1.30% at the end of 2001. Annualized Return on Beginning Core Equity was 14.79%, compared to the 14.89% reported one year ago.

Total assets at December 31, 2002 were $495.2 million, an increase of $55.4 million, or 12.60%, over year-end 2001. Total deposits ended the year at $442.2 million, up $50.4 million or 12.86% from 2001, and net loans increased $85.6 million or 31.77% to $355.0 million.

Net income for the three months ending December 31, 2002 was $1.5 million, up 15.38% compared to the $1.3 million earned in the same period in 2001. Diluted earnings per share for the quarter of $.43, was up 4.89%, compared to the $.41 per share earned in 2001.

Owen “John” Onsum, President and Chief Executive Officer stated, “We are very pleased to report First Northern Community Bancorp has had a much better year than we ever could have expected. Earnings continued to be strong in spite of the interest rate environment and our current growth initiatives. This can be attributed in large part to our loan growth, our low cost deposit mix, and the real estate finance boom. In addition, our friendly and skilled relationship managers, with the help of a great team of support staff, continue to build good quality business for the Bank through expansion of the products and services provided to existing customers, as well as developing new customer relationships.”

At their regular meeting on January 23, 2002, the Board of Directors of First Northern Community Bancorp declared a 6% stock dividend, payable March 31, 2003 to shareholders of record as of February 28, 2003. All income per share amounts have been adjusted to give retroactive effect to the stock dividend. This dividend represents the 38th consecutive year the Company has paid a stock dividend.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo and parts of Sacramento, Placer and El Dorado Counties. First Northern currently has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City and Sacramento. The Bank has real estate lending offices in Davis, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento.

First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First Northern’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. [The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in First Northern’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time.] First Northern disclaims any intent or obligation to update these forward-looking statements.

END

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2003	First Northern Community Bancorp (Registrant)

/s/ Louise A. Walker
	By:	Louise A. Walker Senior Vice President Chief Financial Officer